Exhibit 5.1

Barentsz Capital Limited	D: +852 3656 6054 / +852 3656 6033
Unit 8, 3/F., Qwomar Trading Complex Blackburne Road, Port Purcell	E: nathan.powell@ogier.com cecilia.li@ogier.com
Road Town
Tortola, VG1110	Reference: NMP/CQL/513861.00002
British Virgin Islands
30 September 2025

Dear Sirs

Barentsz Capital Limited (Company number: 2121119) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Securities Act). The Registration Statement relates to the offering (the Offering) of up to 1,250,000 class A ordinary shares of US$0.00001 par value each of the Company (the Class A Ordinary Shares), plus an option to issue up to 62,500 additional Class A Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriters (the Underwriters) (collectively, the IPO Shares).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company, or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing and the Registers (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	all parties to the Document (as defined in Schedule 1) other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws;

(f)	all parties to the Document (other than the Company) have the capacity, power and authority to exercise their rights and perform their obligations under such Document;

(g)	the Document has been or, as the case may be, will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands);

(h)	the obligations expressed to be assumed by the Company and by the other parties in the Document constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands);

(i)	the information and documents disclosed by the searches of the Public Records (as defined in Schedule 1) was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

(j)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act, 2004 (the BCA); and

(k)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

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Authorised number of shares

(b)	The Company is authorised to issue a maximum of 5,000,000,000 shares of US$0.00001 par value each divided into (i) 4,950,000,000 class A ordinary shares of US$0.00001 par value each and (ii) 50,000,000 class B ordinary shares of US$0.00001 par value each.

Valid issuance of IPO Shares

(c)	The IPO Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Document have been duly authorised and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the terms of the Document) and in accordance with the Director Resolutions and its then effective memorandum and articles of association; and

(ii)	the entry of those IPO Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

British Virgin Islands taxation

(d)	The government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders who are not tax resident in the British Virgin Islands.

(e)	The Company and all distributions, interest and other amounts paid by the Company in respect of the Class A Ordinary Shares to persons who are not resident in the British Virgin Islands are exempt from all provisions of the Income Tax Ordinance in the British Virgin Islands.

(f)	No estate, inheritance, succession or gift tax is payable with respect to any shares, debt obligations or other securities of the Company.

(g)	All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the British Virgin Islands provided that they do not relate to real estate in the British Virgin Islands.

(h)	There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company.

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4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the documents reviewed or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the documents reviewed;

(c)	as to the commerciality of the transactions envisaged in the documents reviewed or, save as expressly stated in this opinion, whether the documents reviewed and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the documents reviewed;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the documents reviewed will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the documents reviewed.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Enforcement of Civil Liabilities” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the Offering while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

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SCHEDULE 1

Documents examined

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 30 June 2025 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 30 June 2025 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 30 September 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	The amended and restated memorandum and articles of association of the Company registered and adopted on 31 July 2025 (the Memorandum and Articles).

5	The certificate of incumbency dated 12 September 2025 issued by the Company’s registered agent in respect of the Company (the Certificate of Incumbency).

6	The certificate of good standing dated 5 September 2025 (the Certificate of Good Standing) issued by the Registry of Corporate Affairs in the British Virgin Islands in respect of the Company.

7	A copy of the register of directors of the Company dated 18 April 2023 (the Register of Directors).

8	A copy of the register of members of the Company dated 12 September 2025 (together with the Register of Directors, the Registers).

9	Written resolutions of the sole director of the Company dated 16 September 2025 approving the Registration Statement and the issuance of the IPO Shares (the Director Resolutions).

10	The Registration Statement.

11	A form of the underwriting agreement to be entered into by the Company and the Underwriters as exhibited in the Registration Statement (the Document).

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SCHEDULE 2

Qualifications

Good standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable and (iii) has filed with the Registrar of Corporate Affairs a copy of its registers of directors which is complete in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of the Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

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Non-assessable

6	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of members

7	Under the BCA, the entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.

Public Records

8	The Public Records and our searches thereof may not reveal the following:

a.	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by the Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

b.	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

c.	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

d.	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

e.	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

f.	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

g.	while it is a requirement under Section 118 of the Insolvency Act 2003 of the British Virgin Islands that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Economic substance

9	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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